Exhibit 10.32

Second Amended and Restated Executive Severance and Change in Control Agreement

THIS SECOND AMENDED AND RESTATED EXECUTIVE SEVERANCE AND

CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made, entered into, and is effective this 18th day of October 2022, (hereinafter referred to as the "Effective Date"), by and between Woodward, Inc. (the "Company"), a Delaware corporation, and Roger A. Ross (the "Executive"). This Agreement replaces and supersedes the Amended and Restated Executive Severance and Change in Control Agreement dated November 16, 2021 between the Company and the Executive (the “Prior Agreement”).

WHEREAS, the Executive is currently employed by the Company in the position of President, Aero Systems and possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

WHEREAS, the Company is desirous of assuring insofar as possible, that it will continue to have the benefit of the Executive's services; and the Executive is desirous of having such assurances; and

WHEREAS, the Company recognizes that circumstances may arise in which the Executive’s employment may be terminated without cause, including (without limitation) in connection with a Change in Control, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Executive's competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its stockholders; and

WHEREAS, as part of a strategic reorganization of the Company’s existing business groups in its Aerospace business segment, the position President, Aero Systems will be eliminated as of October 18, 2022;

WHEREAS, the Company and the Executive are desirous that the Executive be motivated to remain with the Company, and the Company and Executive have agreed that on October 18, 2022 (the “Role Change Date”) the Executive will transition into a new non-officer position leading the Company’s key strategic initiative related to missiles and space (such transition, the “Role Change”);

WHEREAS, the Company and Executive acknowledge that the Role Change constitutes a material diminution in the Executive's authorities, duties or responsibilities as an executive and/or officer of the Company and thus constitutes Good Reason, as such term is defined in this Agreement;

WHEREAS, to more effectively incentivize the Executive to accept such new position, the Company desires to (i) extend the notice period in which the Executive is required to provide a Notice of Termination specifying the occurrence of an event that constitutes Good Reason from 90 days after the Role Change Date to 18 months after the Role Change Date, and (ii) provide to the Executive certain favorable treatment with respect to equity awards that were granted to Executive prior to the Role Change Date;

Exhibit 10.32

WHEREAS, both the Company and the Executive are desirous that the Executive be motivated to remain with the Company and that any proposal for a Change in Control or acquisition be considered by the Executive objectively and with reference only to the business interests of the Company and its stockholders; and

WHEREAS, the Executive will be in a better position to consider the Company's best interests if the Executive is afforded reasonable security, as provided in this Agreement, against certain altered conditions of employment, including (without limitation) in connection with a Change in Control; and

WHEREAS, the Company and the Executive previously entered into the Prior Agreement;

and

WHEREAS, the Company and the Executive now desire to amend and restate the Prior

Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

Definitions

Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)"Agreement" means this Second Amended and Restated Executive Change-in-Control Severance Agreement.

(b)"Base Salary" means, at any time, the then regular annual rate of pay which the Executive is receiving as annual base salary.

(c)	"Board" means the Board of Directors of the Company.

(d)"Cause" means the occurrence, prior to any termination of employment, of any one or more of the following:

(i)The Executive's willful and continued failure to substantially perform the Executive's duties with the Company (other than any such failure resulting from the incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed the Executive's duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Committee; or

(ii)The Executive's commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its subsidiaries,

Exhibit 10.32

which act constitutes gross negligence or willful misconduct by the Executive in the performance of the Executive's material duties to the Company or any of its subsidiaries; or

(iii)The Executive's commission of any material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment of the Executive at the expense of the Company or any of its subsidiaries; or

(iv)The Executive's conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability.

No act or failure to act will be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. In addition, no act or omission will constitute Cause unless (A) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board at a meeting at which the Executive is allowed to appear with legal counsel and (B) the Company has given detailed written notice thereof to the Executive and, where remedial action is feasible, the Executive then fails to remedy the act or omission within a reasonable time after receiving such notice.

(e)"Change in Control" of the Company means the occurrence during the Term of any one (1) or more of the following events:

(i)Any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding for this purpose the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; provided, however, that no Change in Control shall be deemed to have occurred (1) as the result of an acquisition of securities of the Company by the Company which, by reducing the number of voting securities outstanding, increases the direct or indirect beneficial ownership interest of any person to thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities, but any subsequent increase in the direct or indirect beneficial ownership interest of such a person in the Company shall be deemed a Change in Control provided that such subsequent increase either occurs while such person has a direct or indirect beneficial ownership interest of thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities or results in such person then having a direct or indirect beneficial ownership interest of thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities, or (2) as a result of the acquisition directly from the Company of securities of the Company representing less than 50% of the voting power of the Company, or (3) if the Board determines in good faith that a person who has become the beneficial owner directly or indirectly of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities has inadvertently reached that level of ownership interest, and if such person divests as promptly as practicable a sufficient amount of securities of the Company so that the person no longer has a direct or indirect

Exhibit 10.32

beneficial ownership interest in thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

(ii)During any period of twelve (12) consecutive months (not including any period prior to the Effective Date of this Agreement), individuals who at the beginning of such twelve-month period constitute the Board and any new director or directors (except for any director designated by a person who has entered into an agreement with the Company to effect a transaction described in subparagraph (i), above, or subparagraph (iii), below) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board (such individuals and any such new directors being referred to as the "Incumbent Board"); or

(iii)Consummation of a plan of merger or consolidation of the Company with any other corporation or a similar transaction or series of transactions involving the Company (a "Business Combination"), in each case unless after such a Business Combination (x) the shareholders of the Company immediately prior to the Business Combination continue to own, directly or indirectly, at least fifty-one percent (51%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the new (or continued) entity (including, but not by way of limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's former assets either directly or through one or more subsidiaries) immediately after such Business Combination, in substantially the same proportion as their ownership of the Company immediately prior to such Business Combination, and (y) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)During any period of not more than twelve (12) consecutive months (not including any period prior to the Effective Date of this Agreement), the consummation of the sale or disposition by the Company of at least forty percent (40%) of the total gross fair market value of the Company's assets as determined by the Committee (or any transaction or series of transactions having a similar effect) unless after such transaction or series of transactions (x) the shareholders of the Company immediately prior to the transaction or series of transactions continue to own, directly or indirectly, at least fifty-one percent (51%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the acquiring entity (including, but not by way of limitation, an entity which as a result of such transaction or series of transactions owns the Company or all or substantially all of the Company's former assets either directly or through one or more subsidiaries) immediately after such transaction or series of transactions, in substantially the same proportion as their ownership of the Company immediately prior to such transaction or series of transactions, and (y) at least a majority of the members of the board of directors of such entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction or series of transactions.

Exhibit 10.32

(f)"Change in Control Period" means the time period beginning on the date that is three (3) months prior to a Change in Control and ending on the date that is twenty-four

(24) months following a Change in Control.

(g)"Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h)"Committee" means the Compensation Committee of the Board or, if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(i)"Company" means Woodward, Inc., a Delaware corporation, or any successor thereto as provided in Article 9.

(j)"Disability" or "Disabled" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for a six-consecutive month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

(k)	"Effective Date" means the date as specified in the opening sentence of this

Agreement.

(l)	"Effective Date of Termination" means the date on which a Qualifying

Termination occurs, as provided in Section 2.2, which triggers the payment of Severance Benefits hereunder.

(m)"Good Reason" means, without the Executive's express written consent, the occurrence of any one (1) or more of the following (whether on account of a single action or a series of actions):

(i)The material diminution in the Executive's authorities, duties or responsibilities as an executive and/or officer of the Company; or

(ii)The Company's requiring the Executive to have a principal job location in excess of fifty (50) miles from the location of the Executive's principal job location at any time during the 12-month period immediately preceding the Change in Control; except for required travel on the Company's business to an extent substantially consistent with the Executive's then present business travel obligations; or

(iii)(A) During a Change in Control Period, a reduction by the Company of the Executive's Base Salary by more than 10% below the highest current base annual base salary of any participant in the company’s incentive level 8, and (B) Outside of a Change in Control Period, a reduction by the Company of the Executive's Base Salary by more than 15% below the highest current base annual base salary of any participant in the company’s incentive level 8 (provided that outside of a Change in Control Period, a reduction will not be a basis for Good

Exhibit 10.32

Reason if the same or a larger percentage reduction contemporaneously is applied to all other executive officers of the Company); or

(iv)(A) During a Change in Control Period, a reduction by the Company in the Executive's overall compensation by more than 10% below the highest overall target compensation of any participant in the company’s incentive level 8, including short- and long-term incentive compensation opportunities (including, but not limited to, equity compensation awards at target grant date fair value), employee benefits and retirement plans, policies, practices or other compensation arrangements in which the Executive participates; and (B) Outside of a Change in Control Period, a reduction by the Company in the Executive's overall compensation by more than 15% below the highest overall target compensation of any participant in the company’s incentive level 8, including short- and long-term incentive compensation opportunities (including, but not limited to, equity compensation awards at target grant date fair value), employee benefits and retirement plans, policies, practices or other compensation arrangements in which the Executive participates (provided that outside of a Change in Control Period, a reduction will not be a basis for Good Reason if the same or a larger percentage reduction contemporaneously is applied to all other executive officers of the Company); or

(v)The failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform the Company's obligations under this Agreement, as contemplated in Article 9; or

(vi)	A material breach of this Agreement by the Company.

Unless the Executive becomes Disabled, the Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. A termination of employment by the Executive for one of the reasons set forth in subparagraphs (i) through (vi), above, will not constitute "Good Reason" unless, within the 90 day period immediately following the occurrence of such Good Reason event, the Executive has given written notice to the Company specifying the event or events relied upon for such termination, the Company has not remedied such event or events within 30 days of the receipt of such notice and the Executive resigns within six months following the occurrence of the Good Reason event or at such later time as the Executive and the Company mutually agree (it being understood that the parties consider any effects of Section 409A before reaching agreement). Notwithstanding the preceding sentence, with respect only to the Role Change (and not any other event), the 90 day period instead shall be the 18 month period immediately following the Role Change Date. For the avoidance of doubt, Executive shall have a right to terminate employment for Good Reason, as a result of the Role Change, for a period of 18 months following the Role Change Date.

(n)"Notice of Termination" means a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(o)	“Post Role Change Equity Awards” is defined in Section 2.3(f).

(p)	“Pre Role Change Equity Awards” is defined in Section 2.3(e).

Exhibit 10.32

(q)	“Prior Agreement” is defined in the preamble.

(r)	“Role Change” is defined in the recitals.

(s)	“Role Change Date” is defined in the recitals.

(t)"Qualifying Termination" is defined in Section 2.2. The occurrence of a Qualifying Termination may trigger the payment of Severance Benefits, as provided under this Agreement

(u)"Severance Benefits" mean the payment of severance and non-severance compensation as provided in Section 2.3 or Section 2.4, whichever is applicable.

(v)	"Term" means the term of this Agreement as provided in Article 7.

ARTICLE 2

Severance Benefits

2.1Right to Severance Benefits. Subject to the provisions of Section 11.11, the Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 or 2.4, as applicable if the Executive incurs a Qualifying Termination. The Executive shall not be entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered hereunder.

2.2Qualifying Termination. A Qualifying Termination shall be the occurrence of any one of the following events:

(a)	The Company's termination of the Executive's employment without Cause;

or

(b)	The termination of employment by the Executive for Good Reason. For purposes of this Agreement, a Qualifying Termination shall not include the Executive's termination of employment by reason of death or Disability, or the Executive's voluntary retirement or other voluntary termination for reasons other than as specified in Section 2.2(b), or the Company's termination for Cause.

2.3Severance Benefits outside of a Change in Control Period. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Section 2.1, for a termination of employment that occurs outside of a Change in Control Period, the Company shall pay to the Executive and provide the Executive with the following Severance Benefits subject to the provisions of Article 5 below:

(a)A lump-sum amount equal to the Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination (the "Accrued Obligations").

(b)A lump-sum amount equal to (i) the Executive's annual bonus (if any) that the Executive otherwise would have earned for the year that includes the Effective Date of

Exhibit 10.32

Termination (had the Executive remained employed for the entirety of such year), as determined at the Committee's discretion; multiplied by (ii) a fraction the numerator of which is the full number of completed days in the annual bonus plan year as of the Effective Date of Termination, and the denominator of which is 365. Any such payment will be made at the same time as other payouts (if any) under the applicable bonus plan and will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for the plan year in which the Executive's Effective Date of Termination occurs.

(c)In consideration for the Executive agreeing to the restrictive covenants described in Article 4, a lump-sum amount equal to the sum of: (i) Executive's Base Salary in effect upon the Effective Date of Termination (without regard to any reduction that would constitute Good Reason), and (ii) the higher of: (A) the Executive's annual target bonus established under the annual bonus plan in which the Executive then is participating for the bonus plan year in which the Executive's Effective Date of Termination occurs, or (B) the Executive's annual target bonus for the most recent bonus plan year ended prior to the bonus plan year in which the Executive's Effective Date of Termination occurs.

(d)Vesting and cash-out of any and all outstanding cash-based long-term incentive awards held by the Executive, as granted to the Executive by the Company as a component of the Executive's compensation. The cash-out of any such award(s) shall be in a lump-sum amount or amounts equal to (i) the Executive's cash-based award(s) (if any) under the Company's long-term incentive plan that the Executive otherwise would have earned for the performance period(s) that include the Effective Date of Termination (had the Executive remained employed for the entirety of each respective performance period), as determined at the Committee's discretion; multiplied by (ii) a fraction the numerator of which is the full number of completed days in the preestablished performance period for the award as of the Effective Date of Termination, and the denominator of which is the full number of days in the entire performance period (e.g., typically thirty-six (36) months). Any such payment(s) will made at the same time as other payouts (if any) for the applicable performance period(s) under the long-term cash-based incentive plan and will be in lieu of any other payment to be made to the Executive for the applicable performance period(s) under these cash-based long-term performance-based awards.

(e)With respect only to equity compensation awards granted to the Executive by the Company prior to the Role Change Date (“Pre Role Change Equity Awards”), continued vesting of all such awards in accordance with the vesting schedule set forth in the applicable form stock option and form restricted stock unit award agreements.

(f)With respect only to equity compensation awards granted to the Executive by the Company after the Role Change Date (“Post Role Change Equity Awards”), continued vesting of the Executive’s then outstanding but unvested Post Role Change Equity Awards that would have vested based solely on continued employment had Executive remained employed for an additional twelve (12) months) (in other words, excluding any awards the vesting of which as of the date of termination of employment is (i) subject to the attainment of performance conditions that have not been achieved as of the date of termination of employment, or (ii) scheduled to occur more than twelve (12) months after such termination of employment).

Exhibit 10.32

(g)Any and all of Executive’s unexpired stock options (if any) and unexpired stock appreciation rights (if any) that have vested or that will vest pursuant to this Agreement will continue to be exercisable (if not exercised earlier) until the maximum expiration date of the stock option or stock appreciation right as set forth in the applicable award agreement (but subject to earlier termination upon certain corporate transactions as provided in the applicable award agreement or applicable Company equity plan). For the avoidance of doubt, this Section 2.3(f) shall apply to any stock options and stock appreciation rights that are vested as of the date of the Executive’s termination of employment and to any stock options and stock appreciation rights that vest after the date of the Executive’s termination of employment pursuant to Section 2.3(e), 2.3(f), or otherwise.

(h)A lump-sum amount equal to the cash equivalent of the aggregate amount of the cost (in excess of applicable contributions whether made on a pre-tax or after-tax basis that the Executive would be required to make as an active employee) to the Company and its affiliates of continuing for twelve (12) month period, or if shorter, to the date which the Executive becomes eligible to receive Medicare benefits, the health and welfare benefit coverages under which the Executive was covered immediately prior to the Executive's Effective Date of Termination. The lump-sum amount shall be determined based the same coverage level and cost to the Company as in effect immediately prior to the Executive's Effective Date of Termination.

For the avoidance of doubt, the Severance Benefits provided under this Section 2.3 are not intended to deprive the Executive of any accelerated or continued vesting or continued exercisability of Company-issued equity compensation awards to which the Executive otherwise may be entitled under any applicable Company equity compensation plan or applicable award agreement for any such Company-issued equity compensation award.

2.4Severance Benefits within a Change in Control Period. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Section 2.1, for a termination of employment that occurs within a Change in Control Period, the Company shall pay to the Executive and provide the Executive with the following Severance Benefits subject to the provisions of Article 5 below:

(a)A lump-sum amount equal to the Executive's unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination (the "Accrued Obligations").

(b)A lump-sum amount equal to (i) the higher of the following: (A) the Executive's annual bonus award earned as of the Effective Date of Termination, based on annualized actual year-to-date performance, as determined at the Committee's discretion, under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive's Effective Date of Termination occurs or (B) the Executive's annual target bonus (without regard to any reduction that would constitute Good Reason) established under such plan for such year; multiplied by (ii) a fraction the numerator of which is the full number of completed days in the annual bonus plan year as of the Effective Date of Termination, and the denominator of which is 365. This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for the plan year in which the Executive's Effective Date of Termination occurs.

Exhibit 10.32

(c)	A lump-sum amount equal to the sum of the following: (i) the higher of:

(A) the Executive's Base Salary in effect upon the Effective Date of Termination, or (B) the Executive's Base Salary in effect immediately prior to the date of the Change in Control (without regard to any reduction that would constitute Good Reason); and (ii) the higher of: (A) the Executive's annual target bonus established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive's Effective Date of Termination occurs, or (B) the Executive's annual target bonus for the most recent bonus plan year ended prior to the date of the Change in Control.

(d)In consideration for the Executive agreeing to the restrictive covenants described in Article 4, an additional lump-sum amount equal to the sum of the following: (i) the higher of: (A) the Executive's Base Salary in effect upon the Effective Date of Termination, or

(B) the Executive's Base Salary in effect immediately prior to the date of the Change in Control (without regard to any reduction that would constitute Good Reason); and (ii) the higher of: (A) the Executive's annual target bonus established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive's Effective Date of Termination occurs, or (B) the Executive's annual target bonus (without regard to any reduction that would constitute Good Reason) for the most recent bonus plan year ended prior to the date of the Change in Control.

(e)Vesting and cash-out of any and all outstanding cash-based long-term incentive awards held by the Executive, as granted to the Executive by the Company as a component of the Executive's compensation. The cash-out of any such award shall be in a lump-sum amount equal to (i) the higher of the following: (A) the Executive's cash-based award earned as of the Effective Date of Termination under the Company's long-term incentive plan, based on actual performance, as determined at the Committee's discretion, for the applicable performance period through the Effective Date of Termination, or (B) the target award level (without regard to any reduction that would constitute Good Reason) established for such award; multiplied by (ii) a fraction the numerator of which is the full number of completed days in the preestablished performance period for the award as of the Effective Date of Termination, and the denominator of which is the full number of days in the entire performance period (e.g., typically thirty-six (36) months). This payment(s) will be in lieu of any other payment to be made to the Executive under these cash-based long-term performance-based awards.

(f)A lump-sum amount equal to the cash equivalent of the aggregate amount of contributions (other than pre-tax salary deferral contributions by the Executive) that the Company and its affiliates would have made on behalf of the Executive to its tax-qualified, defined contribution retirement plan(s), whether or not the Executive was vested therein, during the twenty-four (24) month period beginning on the Effective Date of Termination, had (i) the Executive continued as an active participant therein during such period, (ii) the Executive's rate of compensation being recognized by each plan prior to the Effective Date of Termination continued in effect, (iii) in the case of matching contributions, the Executive's rate of contributions in effect on the date immediately prior to the Effective Date of Termination remained in effect and (iv) in the case of discretionary contributions by the Company or its affiliates, the Company and its affiliates continued to make such contributions at the rate that applied to the most recent plan year that ended prior to the Effective Date of Termination.

Exhibit 10.32

(g)A lump-sum amount equal to the cash equivalent of the aggregate amount of the cost (in excess of applicable contributions whether made on a pre-tax or after-tax basis that the Executive would be required to make as an active employee) to the Company and its affiliates of continuing for a twenty-four (24) month period, or if shorter, to the date which the Executive becomes eligible to receive Medicare benefits, the health and welfare benefit coverages under which the Executive was covered immediately prior to the Executive's Effective Date of Termination. The lump-sum amount shall be determined based the same coverage level and cost to the Company as in effect immediately prior to the Executive's Effective Date of Termination.

(h)With regard to any Company-issued equity compensation awards that were issued prior to the Change in Control (whether Pre Role Change Equity Awards or Post Role Change Equity Awards) that did not immediately vest in connection with such Change in Control, continued vesting of such awards (but excluding any awards the vesting of which as of the date of termination of employment are subject to the attainment of performance conditions that have not been achieved as of the date of termination of employment).

(i)With regard to any Company-issued equity compensation awards that were issued in or after the Change in Control, continued vesting of such awards that would have vested based solely on continued employment had Executive remained employed for an additional twelve

(12) months (in other words, excluding any awards the vesting of which as of the date of termination of employment is (i) subject to the attainment of performance conditions that have not been achieved as of the date of termination of employment, or (ii) scheduled to occur more than twelve (12) months after such termination of employment).

(j)Executive’s vested unexpired stock options (if any) and vested unexpired stock appreciation rights (if any) will continue to be exercisable (if not exercised earlier) until the maximum expiration date of the stock option or stock appreciation right as set forth in the applicable award agreement (but subject to earlier termination upon certain corporate transactions as provided in the applicable award agreement or applicable Company equity plan). For the avoidance of doubt, this Section 2.4(j) shall apply to any stock options and stock appreciation rights that are vested as of the date of the Executive’s termination of employment and to any stock options and stock appreciation rights that vest after the date of the Executive’s termination of employment pursuant to Section 2.4(i), Section 2.4(h) or otherwise.

(k)For the avoidance of doubt, the Severance Benefits provided under this Section 2.4 are not intended to deprive the Executive of any accelerated or continued vesting or continued exercisability of Company-issued equity compensation awards to which the Executive otherwise may be entitled under any applicable Company equity compensation plan or applicable award agreement for any such Company-issued equity compensation award.

2.5Termination for Any Reason Other Than a Qualifying Termination. If the Executive incurs a termination of employment which is not a Qualifying Termination, the Company shall pay the Executive the Executive's Accrued Obligations and the Company shall have no further obligations to the Executive under this Agreement. Notwithstanding the foregoing, in the event the Executive’s employment is terminated for any reason other than a termination by the Company for Cause (which for the avoidance of doubt may be for reasons other than termination by the Executive for Good Reason or a termination by the Company without Cause),

Exhibit 10.32

the provisions of Sections 2.3(e) and 2.3(f) (outside a Change in Control Period) and the provisions of Sections 2.4(h), 2.4(i) and 2.4(j) (within a Change in Control Period) shall apply. The provisions of this Section 2.5 shall survive the Term.

2.6Notice of Termination. Any termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.

ARTICLE 3

Form and Timing of Severance Benefits

3.1Form and Timing of Severance Benefits. Subject to the provisions of Article 10, the Severance Benefits described in Section 2.3 shall be paid in cash to the Executive in a single lump sum as soon as practicable but, except as provided in Section 11.11, in no event later than thirty (30) days following the Effective Date of Termination.

3.2Withholding. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes and amounts as legally shall be required.

ARTICLE 4

Restrictive Covenants

The Executive shall be subject to the following restrictive covenants as of the Effective Date of this Agreement:

(a)Noncompetition. Unless prohibited by applicable law, during the term of employment with the Company or its affiliates or subsidiaries and for a period of twelve (12) months after the Effective Date of Termination, the Executive shall not: (i) directly or indirectly act alone or in concert or conspire with any person in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which the Executive knows (or reasonably should have known) to be directly competitive with the business of the Company or its subsidiaries as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which the Executive knows (or reasonably should have known) to be directly competitive with the business of the Company or its subsidiaries as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to five percent (5%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

(b)Confidentiality. The Company has advised the Executive, and the Executive acknowledges, that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. Other than in the regular course of the Executive's employment with the Company, all Protected Information shall remain confidential permanently and the Executive shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity, nor use in any manner, either during the term of employment or after termination, at any time, for any reason,

Exhibit 10.32

any Protected Information, or cause any such information of the Company to enter the public domain, other than with the written consent of the Company or as may be required by law or legal process (after giving the Company notice and an opportunity to contest such requirement).

For purposes of this Agreement, "Protected Information" means trade secrets, confidential and proprietary business information of the Company and its subsidiaries, and any other information of the Company and its subsidiaries, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its subsidiaries and their agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach by the Executive of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(c)Nonsolicitation. During the term of employment and for a period of twelve (12) months after the Effective Date of Termination, the Executive shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or any subsidiary thereof.

(d)Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive's employment by the Company or any of its subsidiaries.

(e)Nondisparagement. At all times, the Executive agrees not to disparage the Company or otherwise make comments harmful to the Company's reputation.

(f)Remedies. The Executive and the Company agree that the restrictive covenants contained in this Article 4 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive's obligations under this Article 4 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive's violation of any such provision of this Agreement, the Company will be entitled to seek immediate injunctive relief, including but not limited to, a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

Exhibit 10.32

ARTICLE 5

Golden Parachute

5.1Potential Reduction. If any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company or its subsidiaries or affiliates, including, without limitation, any stock option or similar right, or the lapse or termination of any restriction on or vesting or exercisability of any of the foregoing (in the aggregate, "Total Payments") would constitute an "excess parachute payment" within the meaning of Section 280G of the Code and but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then such Total Payments shall be either (a) delivered in full, or (b) delivered as to the maximum extent which would result in no portion of such Total Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 or similar state or local law, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Total Payments, notwithstanding that all or some portion of such Total Payments may be taxable under Section 4999 of the Code.

5.2Determination. A determination as to whether a reduction of Total Payments will be made pursuant to Section 5.1 shall be made at the Company's expense by a nationally recognized accounting or consulting firm ("Advisor") selected by the Company. The Advisor shall provide such determination (the "Determination"), together with detailed supporting calculations and documentation to the Executive and the Company within ten (10) business days of the Effective Date of Termination if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). For purposes of making the calculations required by this paragraph, the Advisor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Advisor such information and documents as the Advisor may reasonably request in order to make a determination under this Section. Within ten (10) business days of the delivery of the Determination to the Executive and the Company, the Executive shall have the right to dispute the Determination. If there is no dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 5.3.

5.3Assignment of Reduction. In the event the Advisor shall determine that the Total Payments provided to the Executive should be reduced in order to provide the Executive the greatest amount of Total Payments, on an after-tax basis, as described in Section 5.1, the Total Payments under this Agreement shall be reduced by the minimum extent necessary (but in no event to less than zero) so that no portion of such Total Payments, as so reduced, shall be subject to excise tax under Section 4999 of the Code. Any necessary reduction shall be applied against the Severance Benefits in the following order: (a) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (b) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the equity awards (that is, the most recently granted equity awards will be cancelled first); (c) reduction of the accelerated or continued vesting of equity awards in the reverse order of date of grant of the equity awards (that is, the vesting of the most recently

Exhibit 10.32

granted equity awards will be cancelled first); and (d) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of any reductions.

ARTICLE 6

The Company's Payment Obligation

6.1Payment Obligations Absolute. The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event affect the Company's obligations to make the payments and arrangements required to be made under this Agreement.

6.2Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which the Executive is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

ARTICLE 7

Term of Agreement

The term of this Agreement (the "Term") will commence on the Effective Date and shall terminate on November 16, 2026.

Neither the expiration or termination of the Term nor the occurrence of a Change in Control will impair the rights or obligations of the Executive or the Company that accrue hereunder prior to such expiration, termination or occurrence, except to the extent specifically stated herein. In addition to the foregoing, (a) Section 2.5 shall survive the expiration or termination of this Agreement and the Term, (b) provided that the Executive is entitled to and ultimately receives Severance Benefits under Section 2.1, the Executive's covenants contained in Article 4 and release under Section 11.11 will survive the expiration or termination of this Agreement and the Term or the termination of Executive's employment for any reason whatsoever, and (c) in all cases the provisions of Article 11 and the Company's obligations under Section 8.1 will survive the expiration or termination of this Agreement and the Term or the termination of the Executive's employment for any reason whatsoever.

ARTICLE 8

Legal Fees

8.1	Legal Fees and Expenses.

Exhibit 10.32

(a)This Section 8 shall apply only to any actual, planned or threatened Qualifying Termination or claim of Good Reason that occurs within a Change in Control Period.

(b)It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights in connection with any dispute arising under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing (including, without limitation, costs of mediation, arbitration, litigation, court fees, expert fees, witness expenses and reasonable attorneys' fees) during the period beginning on the Effective Date and ending 10 years after the date of the Executive's termination of employment.

(c)Payments due to the Executive under this Section 8 will be made within five business days (but in any event no later than the last day of the Executive's tax year following the tax year in which the Executive incurs the expense) after delivery of the Executive's written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require, provided that (i) the reimbursements or in-kind benefits to be provided by the Company in one taxable year will not affect the reimbursement or in-kind benefits that the Company is obligated to pay in any other taxable year and (ii) the Executive's right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit.

ARTICLE 9

Successors

9.1Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this Agreement.

Exhibit 10.32

9.2Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

ARTICLE 10

Section 409A of the Code

Notwithstanding any contrary provision of the Agreement:

(a)Any amount payable upon the Effective Date of Termination that, when considered together with any other severance payments or separation benefits, is deemed deferred compensation subject to Section 409A of the Code ("Deferred Payments") shall not be payable until the Executive has a "separation from service" with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder ("Section 409A"). Any Deferred Payments will be paid on the sixtieth (60th) day following the Executive's separation from service or, if later, such time as required by subsection (c) below.

(b)It is intended that none of the severance payments under this Agreement will constitute a Deferred Payment but rather will be exempt from Section 409A as a payment that would fall within the "short-term deferral period" as described below or resulting from an involuntary separation from service as described below. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), the Executive's right to receive any payment, including installment payments (if any), under the Agreement shall be treated as a right to receive separate payments or a series of separate payments and, accordingly, each such payment or installment payment shall at all times be considered a separate and distinct payment.

(c)Notwithstanding any provision of this Agreement to the contrary, if the Executive is a "specified employee" (within the meaning of Section 409A and determined pursuant to the identification methodology selected by the Company from time to time) at the time of the Executive's separation from service (other than due to death), then any Deferred Payments otherwise payable within the first six (6) months following the Executive's separation from service will be paid on the earlier of (i) the date six (6) months and one (1) day following the date of the Executive's separation from service, and (ii) the Executive's death (the applicable date, the "Permissible Payment Date"). The Company will pay Interest Severance (as defined below) on the Deferred Payments delayed under this subsection (c), as set forth in Section 11.9. Any remaining Deferred Payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d)Any amount paid under this Agreement that satisfies the requirements of the "short term deferral" rule set forth in Treasury Regulation Section 1.409A 1(b)(4) will not constitute Deferred Payments for purposes of subsection (a) above. Any amount paid under this

Exhibit 10.32

Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A 1(b)(9)(iii) that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of subsection (a) above.

(e)The provisions of this Article 10 are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities and/or ambiguous terms herein will be interpreted to so comply or be exempt. To the extent that there is a material risk that any payments under this Agreement may result in the imposition of an additional tax to the Executive under Section 409A, the Company will reasonably cooperate with the Executive to amend this Agreement such that payments hereunder comply with Section 409A without materially changing the economic value of this Agreement to either party. In no event will the Company reimburse the Executive for any taxes that may be imposed on the Executive as a result of Section 409A.

(f)For purposes of this Agreement, "Section 409A Limit" means two (2) times the lesser of: (i) the Executive's annualized compensation based upon the annual rate of pay paid to the Executive during the Executive's taxable year preceding the Executive's taxable year of the Executive's termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive's employment is terminated.

ARTICLE 11

Miscellaneous

11.1Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time the Executive's compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge the Executive at any time (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).

11.2Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and amends and restates the Prior Agreement, which Prior Agreement will, without further action, be superseded and without further effect as of the Effective Date. In addition, the payment of Severance Benefits provided for under this Agreement in the event of the Executive's termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which the Executive might otherwise be entitled.

11.3Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or, if

Exhibit 10.32

sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its principal offices.

11.4Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

11.5Conflicting Agreements. The Executive hereby represents and warrants to the Company that the Executive's entering into this Agreement, and the obligations and duties undertaken by the Executive hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which the Executive is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

Notwithstanding any other provisions of this Agreement to the contrary, if there is any inconsistency between the terms and provisions of this Agreement and the terms and provisions of Company-sponsored compensation and welfare plans and programs, the Agreement's terms and provisions shall completely supersede and replace the conflicting terms of the Company-sponsored compensation and welfare plans and programs, where applicable.

11.6Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

11.7Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by a member of the Committee, as applicable, or by the respective parties' legal representatives or successors.

11.8Applicable Law. To the extent not preempted by the laws of the United States, the laws of Illinois shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

11.9Interest. Without limiting the rights of the Executive at law or in equity, (a) if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, or (b) any payments or benefits are delayed pursuant to subsection (c) of Article 10 above (in each case, the "Delayed Payments"), then the Company will pay interest on the amount or value of the Delayed Payments at an annualized rate of interest equal to the "prime rate" as set forth from time to time during the relevant period in The Wall Street Journal "Money Rates" column plus 2% (the "Interest Severance"). Any change in such prime rate will

Exhibit 10.32

be effective on and as of the date of such change. For the avoidance of doubt, the Interest Severance will be deemed an additional severance amount of the Delayed Payment to which the Interest Severance relates. The Interest Severance will be paid in a single lump sum amount at the same time or times as when the Delayed Payment, to which the accrued Interest Severance relates, is made or provided to the Executive. In no event will the Executive have any discretion to determine the timing of receipt of any Interest Severance.

11.10Other Benefits. Except as expressly provided herein, this Agreement will not affect any rights that Executive may have upon the Executive's termination of employment for any reason under any other agreement, policy, plan program or arrangement of the Company or any affiliate providing benefits, which rights shall be governed by the terms thereof.

11.11Release. The Executive's entitlement to receive from the Company Severance Benefits (other than Accrued Obligations) as provided in Section 2.1 is expressly conditioned on:

(a) the Executive executing and delivering to the Company a Release Agreement, in the form customarily used by the Company at the executive level prior to the Change in Control (and which restrictive covenants thereunder, if any, shall be no more restrictive on the Executive than those terms set forth in Article 4 above), within twenty-one (21) days (or forty-five (45) days if the Company determines and notifies the Executive in writing that such longer period is required under the Age Discrimination in Employment Act of 1967, as amended ("ADEA")) after the occurrence of the Executive's Qualifying Termination (provided that the Company must deliver the Release Agreement to the Executive no later than two (2) days following the Executive's Qualifying Termination), and (b) Executive not revoking such Release Agreement within seven (7) days after execution and delivery of such Release Agreement to the Company. If the Executive does not execute the Release Agreement and deliver it to the Company within such period or executes and delivers the Release Agreement to the Company but revokes it within seven (7) days after execution and delivery, the Executive will not be entitled to any Severance Benefits (other than Accrued Obligations). Subject to Article 10, in the event, the Company determines, as provided above, that forty-five (45) days is required under ADEA, the thirty (30) day period to pay the Severance Benefits as provided in Section 3.1 shall be sixty (60) days.

The parties have executed this Agreement on this day of 2022.

WOODWARD, INC.EXECUTIVE

By: [NAME]Signature

[TITLE]

Printed Name